Exhibit 2.1

Execution Copy

PRIVILEGED AND CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

dated as of

September 16, 2019

by and among

GORDON POINTE ACQUISITION CORP,

GPAQ Acquisition Holdings, Inc.,

GPAQ Acquiror Merger Sub, Inc.,

GPAQ Company Merger Sub, LLC,

HOF VILLAGE, LLC

and

HOF VILLAGE NEWCO, LLC

i

Exhibits

Exhibit A – Form of Director Nominating Agreement

Exhibit B – Form of Lock-Up Agreement

Exhibit C – Form of Release Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 16, 2019, is entered into by and among (i) Gordon Pointe Acquisition Corp, a Delaware corporation (“Acquiror”), (ii) GPAQ Acquisition Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Holdings”), (iii) GPAQ Acquiror Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdings (“Acquiror Merger Sub”), (iv) GPAQ Company Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Company Merger Sub”; Company Merger Sub and Acquiror Merger Sub are together referred to herein as the “Merger Subs”; the Merger Subs, Acquiror and Holdings are collectively referred to herein as the “Acquiror Parties”), (v) HOF Village, LLC, a Delaware limited liability company (the “Company”), and (vi) HOF Village Newco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Newco”). Each of Acquiror, Holdings, Acquiror Merger Sub, Company Merger Sub, the Company, and Newco is sometimes referred to herein individually as a “Party,” and they are collectively referred to herein as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Company, directly and indirectly through its subsidiaries, is the owner and operator of a sports, entertainment, hospitality, conference, and ceremony destination based around the Pro Football Hall of Fame, professional football (including the National Football League), sports celebrities, football history, and related opportunities;

WHEREAS, Holdings is a newly incorporated Delaware corporation that is owned 100% by Acquiror;

WHEREAS, Acquiror Merger Sub is a newly incorporated Delaware corporation that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Acquiror Merger (as defined below);

WHEREAS, Company Merger Sub is a newly formed Delaware limited liability company that is owned 100% by Holdings, and has been formed for the sole purpose of effecting the Company Merger (as defined below);

WHEREAS, Newco is a newly formed Delaware limited liability company that is owned 100% by the Company;

WHEREAS, in advance of the Company Merger, the Company will transfer all of its assets, liabilities and obligations to Newco, pursuant to the Contribution Agreement (as defined herein);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Acquiror Merger Sub will merge with and into Acquiror, with Acquiror continuing as the surviving entity (the “Acquiror Merger”), and with the security holders of Acquiror receiving substantially equivalent securities of Holdings, and (ii) Company Merger Sub will merge with and into Newco, with Newco continuing as the surviving entity (the “Company Merger”; the Company Merger and the Acquiror Merger are together referred to herein as the “Mergers”), and with the members of Newco receiving shares of Holdings Common Stock;

WHEREAS, as a result of the Mergers, Acquiror and Newco will become wholly-owned subsidiaries of Holdings, and Holdings will become a publicly traded company;

WHEREAS, in connection with the Transactions, Holdings, the Company, the Sponsor and PFHOF will enter into a Director Nominating Agreement in the form attached hereto as Exhibit A (the “Director Nominating Agreement”);

WHEREAS, the respective boards of directors, executive committees or similar governing bodies of each of the Parties have approved and declared advisable, and have deemed to be in the best interests of each Party and its respective security holders, the Transactions, upon the terms and subject to the conditions of this Agreement, and in accordance with, as applicable, the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC Act”);

WHEREAS, in furtherance of the Transactions, and in conjunction with, inter alia, obtaining the approval of Acquiror’s stockholders for the Business Combination, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus (the “Offer”); and

WHEREAS, each of the Parties intends, for United States federal income tax purposes, that the Mergers and the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments shall constitute a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“ACC” means American Capital Center, LLC, a Delaware limited liability company.

“ACC Funded Debt Commitments” means the debt commitments (in the original principal amount of $8,550,000) of ACC, funded to the Company prior to September 12, 2019, under that certain Unsecured Promissory Note (Mezzanine Debt), dated January 1, 2016 (as amended), plus all interest and other charges accrued thereon through the Closing Date.

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on January 24, 2018.

“Acquiror Certificate of Merger” has the meaning specified in Section 2.03.

“Acquiror Certificates” has the meaning specified in Section 2.11(a).

“Acquiror Class F Certificates” has the meaning specified in Section 2.11(a).

“Acquiror Class F Common Stock” means Acquiror’s Class F common stock, par value $0.0001 per share.

“Acquiror Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Merger” has the meaning specified in the Recitals hereto.

“Acquiror Merger Sub” has the meaning specified in the preamble hereto.

“Acquiror Organizational Documents” means the Acquiror Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Representations” means the representations and warranties of Acquiror expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror.

“Acquiror Specified Representations” has the meaning specified in Section 9.03(a)(i).

“Acquiror Stockholder” means a holder of Acquiror Common Stock or Acquiror Class F Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Surviving Subsidiary” has the meaning specified in Section 2.01.

“Acquiror Unit” means a unit consisting of one share of Acquiror Common Stock and one Acquiror Warrant.

“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Common Stock per warrant.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning specified in the preamble hereto.

“Amended and Restated PFHOF License Agreement” has the meaning specified in Section 6.11.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (i) the cash available to be released from the Trust Account, plus (ii) the net proceeds raised by Acquiror in any PIPE Transaction, minus (iii) the sum of all payments to be made as a result of the completion of the Offer and any redemptions of Acquiror Common Stock by any Redeeming Acquiror Stockholders.

“Bridge Loan” means the bridge loan provided pursuant to the Term Loan Agreement, dated March 20, 2018, as amended, among the Company and certain other entities as borrowers, the lenders party thereto, and GACP Finance Co., LLC, as administrative agent.

“Business” means the operation, by the Company and its Subsidiaries, of a sports, entertainment, hospitality, conference, and ceremony destination based around the Pro Football Hall of Fame, professional football (including the National Football League), sports celebrities, football history, and related opportunities.

“Business Combination” has the meaning ascribed to such term in the Acquiror Certificate of Incorporation.

“Business Combination Proposal” has the meaning specified in Section 8.03(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.14.

“Closing Date” has the meaning specified in Section 2.14.

“Closing Date Certificate” has the meaning specified in Section 2.15.

“Closing Date Company Contributed Capital Amount” means the aggregate capital contributions of the Company Members to the Company as shown on the Company Contributed Capital Certificate.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 3.13(a).

“Company Certificate of Merger” has the meaning specified in Section 2.03.

“Company Contributed Capital Amount” means, as of any time of determination, the aggregate capital contributions of the Company Members to the Company as of such time. The Company Contributed Capital Amount as of the date hereof is set forth on Schedule 1.01(a).

“Company Contributed Capital Certificate” means a certificate of the Company delivered to Acquiror at least five (5) days prior to the Closing Date, showing the Company Contributed Capital Amount as of that date.

“Company Convertible Notes” means the Founders Class convertible notes of the Company, in the aggregate original principal amount of $14,080,000, plus accreted principal and/or interest thereon through the Closing Date (which accreted principal and/or interest amount will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of the Electing Company Convertible Noteholders, at least five (5) days prior to the Closing Date).

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Member” means a holder of Company Membership Interests.

“Company Membership Interest” means a common or preferred membership interest in the Company.

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Merger Consideration” means that number of shares of Holdings Common Stock, equal to (a) the Closing Date Company Contributed Capital Amount, as set forth on the Company Contributed Capital Certificate, multiplied by (b) the Exchange Ratio, divided by (c) the Per Share Price.

“Company Merger Sub” has the meaning specified in the preamble hereto.

“Company Operating Agreement” means that certain First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of December 11, 2018, by and among the Company and the Company Members listed therein, as amended by the First Amendment to First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of December 11, 2018, and the Second Amendment to First Amended and Restated Operating Agreement of HOF Village, LLC, dated as of July 31, 2019.

“Company Profits Interest Plan” means that certain plan pursuant to Section 3.2(c) of the Company Operating Agreement, providing for issuance to Company employees or other service providers of profits interests representing up to 7.5% of the total member percentages of all members of the Company in the aggregate.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article III of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Surviving Subsidiary” has the meaning specified in Section 2.02.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Contribution Agreement” has the meaning specified in Section 6.08.

“DGCL” has the meaning specified in the Recitals hereto.

“Director Nominating Agreement” has the meaning specified in the Recitals hereto.

“DLLC Act” has the meaning specified in the Recitals hereto.

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.03.

“Electing Company Convertible Noteholder” means a holder of Company Convertible Notes, which holder elects, by delivery to the Company of an appropriate election notice at least five (5) days prior to the Closing Date (which notice will be provided promptly to Acquiror by the Company), to have such holder’s Company Convertible Notes converted in the Newco Merger pursuant to Section 2.16.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“ERISA” has the meaning specified in Section 3.13(a).

“ERISA Affiliate” has the meaning specified in Section 3.13(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 1.2.

“Excluded Shares” means shares of Acquiror Common Stock, if any, (i) held in the treasury of Acquiror or (ii) without duplication of clause (i), for which a Redeeming Acquiror Stockholder has demanded that Acquiror convert or redeem such shares of Acquiror Common Stock.

“Financial Statements” has the meaning specified in Section 3.07(a).

“Form S-4” means the registration statement on Form S-4 of Holdings with respect to registration of the shares of Holdings Common Stock and Holdings Warrants to be issued in connection with the Mergers.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“Holdings” has the meaning specified in the preamble hereto.

“Holdings Common Stock” means Holdings’ common stock, par value $0.0001 per share.

“Holdings Warrant” means a warrant entitling the holder to purchase one share of Holdings Common Stock per warrant.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of  (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above, and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary and usual course of business consistent with past practice.

“Independent Contractor” has the meaning specified in Section 3.14(a).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“IRG Canton Village Manager” means IRG Canton Village Manager, LLC, a Delaware limited liability company.

“IRG, LLC” means IRG, LLC a Nevada limited liability company.

“IRG, LLC Funded Debt Commitments” means the debt commitments (in the original principal amount of $15,000,000) of IRG, LLC, funded to the Company under the Bridge Loan, plus all interest, exit fees, and other charges accrued thereon in accordance with the terms of such Bridge Loan. The total amount of the IRG, LLC Funded Debt Commitments will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of IRG, LLC, at least five (5) days prior to the Closing Date.

“IT Systems” means the information technology systems currently used by the Company to provide material products to customers in the conduct of its business as it is currently conducted.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Letter of Transmittal” has the meaning specified in Section 2.11(d).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Lock-Up Agreement” has the meaning specified in Section 2.11(d).

“Lost Certificate Affidavit” has the meaning specified in Section 2.11(g).

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), (i) changes in the Company’s financial statements resulting solely from the conversion from tax accounting methods to GAAP accounting, except in the case of clauses (a), (b), (d), (f) and (g), to the extent that such change does not have a disproportionate impact on (i) the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

“Material Permits” has the meaning specified in Section 3.22.

“Merger Subs” has the meaning specified in the preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Multiemployer Plan” has the meaning specified in Section 3.13(e).

“Nasdaq” means the Nasdaq Capital Market.

“New ACC Funded Debt” means the debt of the Company created by the conversion of new preferred equity contributed by ACC from and after September 12, 2019, plus all interest accrued thereon through the Closing Date. The total amount of the New ACC Funded Debt will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of ACC, at least five (5) days prior to the Closing Date.

“New Company Convertible Noteholder” means a holder of New Company Convertible Notes.

“New Company Convertible Notes” means the Founders Class convertible notes of the Company issued on or after August 22, 2019, but no later than September 30, 2019, in the aggregate principal amount of $1,550,000 as of the date hereof (which aggregate principal amount shall not at any time exceed 5% of the Company Contributed Capital Amount as of the date hereof), plus accreted principal thereon through the Closing Date (which aggregate principal amount and accreted principal amount will be set forth on a certificate to be delivered to Acquiror by the Company, on behalf of the New Company Convertible Noteholders, at least five (5) days prior to the Closing Date).

“Newco” has the meaning specified in the preamble hereto.

“Newco Certificates” has the meaning specified in Section 2.11(a).

“Newco Representations” means the representations and warranties of Newco expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Newco Representations are solely made by Newco.

“Newco Units” means the limited liability company membership units of Newco.

“Offer” has the meaning specified in the Recitals hereto.

“Outstanding Acquiror Expenses” has the meaning specified in Section 2.22(b).

“Outstanding Company Expenses” has the meaning specified in Section 2.22(a).

“Owned Real Property” has the meaning specified in Section 3.18(a).

“Party” has the meaning specified in the preamble hereto.

“Paying Agent” has the meaning specified in Section 2.11(a).

“Per Share Price” means $10.00.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary and usual course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts, equipment leases, or trade payables with third parties entered into in the ordinary and usual course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) Liens that (A) were not incurred in connection with indebtedness for borrowed money and (B) are not material to the Company and its Subsidiaries, taken as a whole, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary and usual course of business and (vii) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means all information regarding or capable of being associated with an identifiable individual person, including (a) information that identifies, could be used to identify or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier (including Social Security number, driver’s license number, passport number), medical, health, or insurance information, gender, date of birth, educational or employment information, and any other data used or intended to be used to identify, contact or precisely locate an individual (e.g., geolocation data), (b) information or data bearing on an individual person’s credit standing (c) any data regarding an individual’s activities online or on a mobile device or other application (e.g., searches conducted, web pages or content visited or viewed), and (d) Internet Protocol addresses, device identifiers or other persistent identifiers.

“PFHOF” means National Football Museum, Inc., an Ohio nonprofit corporation d/b/a the Pro Football Hall of Fame.

“PFHOF License Agreement” means that certain License Agreement dated December 11, 2018, between PFHOF and the Company, as amended.

“PIPE Transaction” means any issuance, or transaction calling for the issuance, of equity securities of Acquiror or Holdings effected during the period from the date hereof to the Closing Date.

“Privacy Laws” means all applicable Laws governing the receipt, collection, compilation, use, analysis, retention, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data, including, without limitation, the EU General Data Protection Regulation (GDPR), the Federal Trade Commission Act, the Privacy Act of 1974, the FCRA and its state law equivalents, each as amended from time to time, and all applicable Laws governing data breach notification.

“Private Placement Warrants” means the Acquiror Warrants purchased by the Sponsor in a private placement transaction.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Special Meeting.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form S-4, including the proxy statement relating to the transactions contemplated by this Agreement, which shall constitute a proxy statement of Acquiror to be used for the Special Meeting (and which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Business Combination), and a prospectus of Holdings relating to the shares of Holdings Common Stock to be issued in the Mergers, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and the rules and regulations of Nasdaq.

“Real Estate Lease Documents” has the meaning specified in Section 3.18(b).

“Real Property” means, together, the Leased Real Property and the Owned Real Property.

“Redeeming Acquiror Stockholder” means an Acquiror Stockholder who demands that Acquiror convert its Acquiror Common Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 3.11(a).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release Agreement” has the meaning specified in Section 9.02(g).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Schedules” means, with respect to any Party, the disclosure schedules delivered by such Party in connection with this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that the SEC has no further comments on the Proxy Statement/Prospectus.

“SEC Reports” has the meaning specified in Section 5.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Gordon Pointe Management, LLC.

“Sponsor Loans” means the sum of (a) the loans made from Sponsor or an Affiliate of Sponsor to Acquiror as of the date hereof as described in Schedule 5.06(c)(ii), plus all accrued and unpaid interest and other charges thereon through the Closing Date, and (b) any additional monies loaned after the date hereof through the Closing Date to Acquiror by Sponsor or an Affiliate of Sponsor in accordance with the arrangements described on (and subject to the aggregate limitations set forth on) Schedule 5.06(c)(ii), plus all accrued and unpaid interest and other charges thereon.  The total amount of Sponsor Loans will be set forth on a certificate to be delivered to the Company by Sponsor and Acquiror at least five (5) days prior to the Closing Date.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors, executive committee or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unfair Labor Practice” has the meaning prescribed to it in the National Labor Relations Act of 1935.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company or its Subsidiaries from users of the Company’s or its Subsidiaries’ websites, any mobile app, or any software, devices, or products of the Company or its Subsidiaries.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 24, 2018, between Acquiror and Continental Stock Transfer & Trust Company, a New York corporation.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on September 16, 2019 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

1.03 Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge, and such knowledge as they would have obtained after reasonable inquiry, of, (a) in the case of the Company, Michael Crawford and Brian Parisi, and (b) in the case of Acquiror, James Dolan and Douglas Hein.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Membership Interests or shares of Acquiror Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Membership Interests or shares of Acquiror Common Stock, including but not limited to the Exchange Ratio, will be appropriately adjusted to provide to the holders of Company Membership Interests and the holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company or Newco to take any action with respect to their respective securities if such action is prohibited by the terms and conditions of this Agreement.

Article II
THE MERGERS

2.01 The Acquiror Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Acquiror Merger Sub and Acquiror shall consummate the Acquiror Merger, pursuant to which Acquiror Merger Sub shall be merged with and into Acquiror, following which (a) the separate corporate existence of Acquiror Merger Sub shall cease, (b) Acquiror shall continue as the surviving corporation in the Acquiror Merger, and (c) Acquiror shall become a wholly-owned subsidiary of Holdings. Acquiror as the surviving corporation after the Acquiror Merger is hereinafter sometimes referred to as “Acquiror Surviving Subsidiary” (and references to Acquiror for periods after the Effective Time shall include Acquiror Surviving Subsidiary).

2.02 The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DLLC Act, Company Merger Sub and Newco shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into Newco, following which (a) the separate corporate existence of Company Merger Sub shall cease, (b) Newco shall continue as the surviving entity in the Company Merger, and (c) Newco shall become a wholly-owned subsidiary of Holdings. Newco as the surviving entity after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (and references to Newco for periods after the Effective Time shall include Company Surviving Subsidiary). Notwithstanding the Company Merger, neither the Company nor Newco will be included within the meaning of the term Acquiror Parties for purposes of this Agreement.

2.03 Effective Time. Subject to the conditions of this Agreement, the Parties shall (i) cause the Acquiror Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Acquiror (the “Acquiror Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Acquiror (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLC Act, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and Acquiror and specified in each of the Acquiror Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).

2.04 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL, the DLLC Act and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (a) all the property, rights, agreements, privileges, powers and franchises of Acquiror Merger Sub and Company Merger Sub shall vest in Acquiror Surviving Subsidiary and Company Surviving Subsidiary, respectively, and (b) all debts, liabilities, obligations and duties of Acquiror Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Acquiror Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the related ancillary documents from and after the Effective Time. Acquiror Surviving Subsidiary and Company Surviving Subsidiary shall become wholly-owned subsidiaries of Holdings.

2.05 Governing Documents.

(a) At the Effective Time, (i) the certificate of incorporation and bylaws of Acquiror Merger Sub shall become the certificate of incorporation and bylaws of Acquiror Surviving Subsidiary, respectively, and (ii) the certificate of formation and the operating agreement of Company Merger Sub shall become the certificate of formation and the operating agreement of Company Surviving Subsidiary, respectively.

(b) At or immediately prior to the Effective Time, the certificate of incorporation and bylaws of Holdings shall be amended and restated as necessary to provide for, among other things, the name of Holdings to be “Hall of Fame Resort & Entertainment Company” and for the authorized capital stock of Holdings to consist of a sufficient number of shares of Holdings Common Stock and Holdings Warrants in order to effect and consummate the Transactions.

2.06 Directors of Holdings, Acquiror and Merger Subs.

(a) Upon the Closing, the directors and observers to the board of Holdings will be appointed according to the Director Nominating Agreement; provided, however, that in all events the board of directors of Holdings shall comply with applicable composition requirements that may be established from time to time by Nasdaq or the SEC and that are applicable to Holdings (i.e., audit committee financial expertise, etc.).

(b) At the Effective Time, the directors of Acquiror shall be James Dolan and Michael Crawford, and Holdings shall become the sole managing member of Newco.

2.07 Officers of Holdings. Upon the Closing, the officers of Holdings will be appointed according to the Director Nominating Agreement.

2.08 Company Merger Consideration. As consideration for the Company Merger, the holders of Newco Units shall be entitled to receive from Holdings the Company Merger Consideration in proportion to their ownership interests in Newco, as such proportionate ownership interests are set forth on a schedule to be delivered to Acquiror by Newco at least five (5) days prior to the Closing Date.

2.09 Effect of Acquiror Merger on Issued and Outstanding Securities of Acquiror and Acquiror Merger Sub. At the Effective Time, by virtue of the Acquiror Merger and without any action on the part of any Party or any action on the part of the holders of securities of any Party:

(a) Acquiror Units. Every issued and outstanding Acquiror Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Acquiror Common Stock and one Acquiror Warrant in accordance with the terms of the applicable Acquiror Unit, and such underlying Acquiror securities shall be converted in accordance with the applicable terms of this Section 2.09.

(b) Acquiror Common Stock and Acquiror Class F Common Stock. Each issued and outstanding share of Acquiror Common Stock (including those described in Section 2.09(a)) and Acquiror Class F Common Stock (other than shares held by Redeeming Acquiror Stockholders) shall be converted automatically into and thereafter represent the right to receive one share of Holdings Common Stock, following which all shares of Acquiror Common Stock and Acquiror Class F Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Acquiror Common Stock and Acquiror Class F Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of Acquiror Common Stock (including those described in Section 2.09(a)) or Acquiror Class F Common Stock (other than shares held by Redeeming Acquiror Stockholders) shall be exchanged for a certificate representing the same number of shares of Holdings Common Stock upon the surrender of such certificate in accordance with Section 2.11. Each certificate formerly representing shares of Acquiror Common Stock or Acquiror Class F Common Stock owned by Redeeming Acquiror Stockholders shall thereafter represent only the right to receive the relevant amount for their shares of Acquiror Common Stock or Acquiror Class F Common Stock in accordance with the applicable provisions of Law and the governing documents of Acquiror.

(c) Acquiror Warrants. Each issued and outstanding Acquiror Warrant (other than Acquiror Warrants held by Redeeming Acquiror Stockholders) shall be converted into one Holdings Warrant of like tenor. The Acquiror Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Holdings Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Acquiror Warrants, except that they shall represent the right to acquire shares of Holdings Common Stock in lieu of shares of Acquiror Common Stock. At or prior to the Effective Time, Holdings shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Holdings Warrants remain outstanding, a sufficient number of shares of Holdings Common Stock for delivery upon the exercise of such Holdings Warrants.

(d) Treasury Stock. If there are any shares of capital stock of Acquiror that are owned by Acquiror as treasury shares or by any direct or indirect Subsidiary of Acquiror, such shares shall be canceled and extinguished without any conversion thereof or consideration therefor.

(e) Acquiror Merger Sub Stock. Each share of common stock of Acquiror Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Acquiror Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted, and such shares shall constitute the only outstanding shares of capital stock of Acquiror Surviving Subsidiary.

2.10 Effect of Mergers on Issued and Outstanding Securities of Holdings. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any action on the part of the holders of securities of any Party, all of the shares of Holdings issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration therefor.

2.11 Exchange Procedures.

(a) Prior to the Effective Time, Acquiror shall designate a bank or trust company to act as paying agent in connection with the Mergers (the “Paying Agent”) pursuant to a paying agent agreement providing for, among other things, the matters set forth in this Section 2.11 and otherwise reasonably satisfactory to the Parties. The expenses of the Paying Agent shall be paid by Holdings. At the Effective Time, (i) the holders of Acquiror Common Stock will surrender their stock certificates or other instruments representing Acquiror Common Stock (collectively, the “Acquiror Certificates”), (ii) the holders of Acquiror Class F Common Stock will surrender their stock certificates or other instruments representing Acquiror Class F Common Stock (collectively, the “Acquiror Class F Certificates”) and (iii) the holders of the Newco Units will surrender their membership certificates or other instruments representing the Newco Units, if any (collectively, the “Newco Certificates”), and will deliver written acknowledgement of the termination of their rights to such Newco Units. In the case of a lost, stolen or destroyed Acquiror Certificate, Acquiror Class F Certificate or Newco Certificate, the holder thereof shall deliver a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g), in each case to Holdings or the Paying Agent, together with any related documentation reasonably requested by Holdings or Paying Agent in connection therewith.

(b) Certificates representing the shares of Holdings Common Stock shall be issued to the holders of the Newco Units and to the holders of Acquiror Common Stock and Acquiror Class F Common Stock (other than Redeeming Acquiror Stockholders) upon surrender of the Newco Certificates, Acquiror Certificates, and Acquiror Class F Certificates, respectively, as provided for herein or otherwise agreed by the Parties. Upon surrender of the Newco Certificates, Acquiror Certificates and Acquiror Class F Certificates (or in the case of a lost, stolen or destroyed Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.11(g)) for cancellation to Holdings or to the Paying Agent, Holdings shall issue, or cause to be issued, to the holders of the Newco Units and to the holders of the Acquiror Certificates and the Acquiror Class F Certificates (other than Redeeming Acquiror Stockholders) such certificates representing the number of shares of Holdings Common Stock for which their Newco Units, Acquiror Common Stock and Acquiror Class F Common Stock, respectively, are exchangeable at the Effective Time, and the Newco Units, Acquiror Certificates and Acquiror Class F Certificates so surrendered shall forthwith be canceled. Until so surrendered, (A) outstanding Newco Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Company Merger Consideration pursuant to this Article II, and (B) outstanding Acquiror Certificates and Acquiror Class F Certificates (other than those held by Redeeming Acquiror Stockholders) will be deemed, from and after the Effective Time, to evidence only the right to receive the number of shares of Holdings Common Stock into which such certificates have been converted in the Mergers.

(c) If certificates representing the shares of Holdings Common Stock are to be issued in a name other than that in which the Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have (i) paid to Holdings or the Paying Agent any transfer or other taxes required by reason of the issuance of certificates representing the shares of Holdings Common Stock in any name other than that of the registered holder of the Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates surrendered, or (ii) established to the satisfaction of Holdings or the Paying Agent that such tax has been paid or is not payable.

(d) At least five (5) days prior to the Closing Date, the holders of the Newco Units shall deliver to the Paying Agent a letter of transmittal to exchange their Newco Certificates for their respective portions of the Company Merger Consideration in a form reasonably satisfactory to the Parties and the Paying Agent (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Company Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Newco Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)) for use in such exchange. The holders of the Newco Units shall be entitled to receive their respective portions of the Company Merger Consideration in respect of the Newco Units represented by the Newco Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to Holdings or the Paying Agent of the following items: (i) the Newco Certificates for their Newco Units (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings and (ii) a duly executed counterpart to a lock-up agreement with Holdings, effective as of the Effective Time, substantially in the form attached as Exhibit B hereto (the “Lock-Up Agreement”). Until so surrendered, each Newco Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Company Merger Consideration attributable to such Newco Certificate.

(e) Prior to or promptly after the Closing Date, Holdings shall cause the Paying Agent to mail or deliver to each of the holders of Acquiror Common Stock and Acquiror Class F Common Stock a Letter of Transmittal for use by such holder of Acquiror Common Stock or Acquiror Class F Common Stock to exchange its Acquiror Certificates or Acquiror Class F Certificates for such certificates representing the number of shares of Holdings Common Stock for which such holder’s Acquiror Common Stock or Acquiror Class F Common Stock is exchangeable at the Effective Time (which shall specify that the delivery of share certificates in respect of the Holdings Common Stock shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Acquiror Certificates or Acquiror Class F Certificates to Holdings or the Paying Agent (or a Lost Certificate Affidavit)). Each holder of Acquiror Common Stock or Acquiror Class F Common Stock (other than Redeeming Acquiror Stockholders) shall be entitled to receive the Holdings Common Stock in respect of the Acquiror Common Stock or Acquiror Class F Common Stock represented by such holder’s Acquiror Certificates or Acquiror Class F Certificates, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Paying Agent of the following items: (i) the Acquiror Certificates for its Acquiror Common Stock or the Acquiror Class F Certificates for its Acquiror Class F Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and such other documents as may be reasonably requested by Holdings or the Paying Agent, and (ii) for those Acquiror Stockholders listed on Schedule 2.11(e), a duly executed counterpart to a Lock-Up Agreement with Holdings, effective as of the Effective Time. Until so surrendered, each Acquiror Certificate or Acquiror Class F Certificate (other than those held by Redeeming Acquiror Stockholders) shall represent after the Effective Time for all purposes only the right to receive such shares of Holdings Common Stock attributable to such Acquiror Certificate or Acquiror Class F Certificate.

(f) Notwithstanding anything to the contrary contained herein, no fraction of a share of Holdings Common Stock will be issued by Holdings by virtue of this Agreement or the transactions contemplated hereby, and each Person that would otherwise be entitled to a fraction of a share of Holdings Common Stock (after aggregating all fractional shares of Holdings Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Holdings Common Stock issued in the aggregate to such Person rounded up to the nearest whole share of Holdings Common Stock.

(g) In the event any Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate shall have been lost, stolen or destroyed, upon the delivery of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate to be lost, stolen or destroyed to the Paying Agent and, if required by Holdings, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Holdings as indemnity against any claim that may be made against it with respect to such Newco Certificate, Acquiror Certificate or Acquiror Class F Certificate, Holdings will issue or cause to be issued the number of shares of Holdings Common Stock for which such lost, stolen or destroyed Newco Certificates, Acquiror Certificates or Acquiror Class F Certificates are exchangeable at the Effective Time; provided that no shares of Holdings Common Stock shall be issued to Redeeming Acquiror Stockholders.

2.12 Tax Consequences. It is intended by the Parties that the Mergers and the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans shall, collectively, constitute a transaction described in Section 351 of the Code.

2.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquiror Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Acquiror Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Acquiror Surviving Subsidiary, Company Surviving Subsidiary, and Holdings shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.14 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, the Company, Acquiror Merger Sub, Company Merger Sub, Holdings and Newco, as applicable, shall cause the Acquiror Certificate of Merger and the Company Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL and the DLLC Act.

2.15 Certificates. No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall deliver to the Company and Newco a certificate (the “Closing Date Certificate”), duly executed and certified by an executive officer of Acquiror, which Closing Date Certificate sets forth Acquiror’s good faith calculation of the Available Closing Date Cash (including supporting detail thereof) determined in accordance with the definitions set forth in this Agreement. At least five (5) days prior to the Closing Date the Company shall have delivered to Acquiror the Company Contributed Capital Certificate.

2.16 Conversion of Company Convertible Notes. Effective as of the Effective Time, each Company Convertible Note held by an Electing Company Convertible Noteholder, to the extent then outstanding, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accreted interest on, such Company Convertible Note as of immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, and divided by (c) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.17 Conversion of ACC Funded Debt Commitments and IRG, LLC Funded Debt Commitments. Effective as of the Effective Time, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments, to the extent then outstanding, shall automatically, without any action on the part of the holder thereof, be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and unpaid interest on, the ACC Funded Debt Commitments and the IRG, LLC Funded Debt Commitments (as applicable) as of immediately prior to the Effective Time, multiplied by (b) the Exchange Ratio, and divided by (c) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.18 Conversion of New Company Convertible Notes. Effective as of the Effective Time, each New Company Convertible Note held by a New Company Convertible Noteholder, shall automatically, without any further action on the part of the holder thereof (beyond the election previously made by such holder in connection with purchasing such New Company Convertible Note, to have such New Company Convertible Note converted pursuant to this Agreement) (other than New Company Convertible Notes held by CH Capital Corp., which shall have the right to elect whether or not to be converted in the Merger or to remain outstanding by delivering an election notice to Acquiror and the Company at least five (5) days prior to the Closing Date), be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accreted interest on, such New Company Convertible Note as of immediately prior to the Effective Time, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.19 Conversion of New ACC Funded Debt. Effective as of the Effective Time, the New ACC Funded Debt shall automatically, without any further action on the part of the holder thereof be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accrued interest through the Closing Date, on, such New ACC Funded Debt, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.20 Conversion of Sponsor Loans. Effective as of the Effective Time, the Sponsor Loans shall automatically, without any further action on the part of the holder thereof be cancelled and converted into and thereafter evidence that number of shares of Holdings Common Stock equal to (a) the outstanding principal amount of, and accrued and unpaid interest on, such Sponsor Loans as of immediately prior to the Effective Time, divided by (b) the Per Share Price, rounded up to the nearest whole number of shares of Holdings Common Stock.

2.21 Withholding. Each of Acquiror, Holdings, the Company and the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable Law; provided, however, that Acquiror, Holdings, the Company, or any of their respective Affiliates, as applicable, shall provide at least five (5) days’ written notice prior to any such withholding and shall provide a reasonable opportunity for the affected Person to mitigate or eliminate such withholding. To the extent that Acquiror, Holdings, the Company, the Paying Agent or their respective Affiliates withhold such amounts with respect to any Person and properly remit such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment payable prior to the Company Merger to employees of the Company or its Affiliates and treated as compensation, the Parties shall cooperate to pay such amounts through Holdings’ or its Subsidiary’s payroll to facilitate applicable withholding.

2.22 Payment of Expenses.

(a) No sooner than five nor later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or Newco in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company and Newco incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by Newco or the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses out of Available Closing Date Cash.

(b) No sooner than five nor later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees and disbursements of Acquiror, Holdings, the Merger Subs and the Sponsor for outside counsel and fees and expenses of Acquiror, Holdings, the Merger Subs and the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Holdings, the Merger Subs and the Sponsor in connection with the Transactions (together with written invoices and wire transfer instructions for the payment thereof) and expenses incurred or accrued in connection with prior Acquiror transactions (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses out of Available Closing Date Cash.

(c) On the Closing Date, (i) Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, certain outstanding amounts owed to PFHOF, as set forth in Schedule 2.22(c) out of Available Closing Date Cash, and (ii) Holdings shall issue 420,000 shares of Holdings Common Stock at the Per Share Price to PFHOF in full payment and satisfaction of certain outstanding fees and expenses owed to PFHOF by the Company as of the date hereof.

(d) On the Closing Date, Holdings shall issue 1,078,984 shares of Holdings Common Stock at the Per Share Price to The Klein Group, LLC in full payment and satisfaction of all outstanding fees and expenses owed to The Klein Group, LLC by the Company, the payment of which is due upon, and as a consequence of, the Closing.

(e) On the Closing Date, Holdings shall issue 610,000 shares of Holdings Common Stock at the Per Share Price to IRG Canton Village Manager in full payment and satisfaction of the outstanding portion, as of the date hereof, of the Master Development Fee (as such term is defined in the Company Operating Agreement) due to IRG Canton Village Manager.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, as of the date hereof and at the Closing, as follows:

3.01 Corporate Organization of the Company.

(a) The Company has been duly organized and is validly existing as a private limited liability company under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of formation of the Company and the Company Operating Agreement previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement, and the Company Operating Agreement is the sole and exclusive operating agreement governing the Company.

(b) The Company is licensed or qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.02 Subsidiaries.

(a) The Subsidiaries of the Company as of the date hereof are set forth on Schedule 3.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

3.03 Due Authorization. The Company has all requisite company power and authority to execute and deliver this Agreement and, subject to the consents set forth in Schedule 3.05, each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and no other Company proceeding (including any approval of Company Members) is necessary to authorize this Agreement or, subject to the consents set forth in Schedule 3.05, such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 or on Schedule 3.05, the Company’s execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which the Company is a party and the Company’s consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, Company Operating Agreement or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 3.12(a), whether or not set forth on Schedule 3.12(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not , individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement to this Agreement to which the Company is a party or to consummate the transactions contemplated hereby or thereby.

3.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 3.05.

3.06 Current Capitalization.

(a) As of the date hereof, the Company Members’ capital contributions total $147,000,000. Set forth on Schedule 3.06(a) is a true, correct and complete list of each holder of Company Membership Interests or other equity interests of the Company and the percentage and class of the Company Membership Interests or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 3.06(a) or pursuant to the Company Profits Interest Plan, as of the date hereof there are no other Company Membership Interests or other equity interests of the Company authorized, reserved, issued or outstanding.

(b) Except as set forth on Schedule 3.06(b), as of the date hereof there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Membership Interests or other equity interests of the Company, nor any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Company Membership Interests or other equity interests in or debt securities of the Company and (ii) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Membership Interests or other equity interests of the Company. Except as set forth on Schedule 3.06(b), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Members may vote. As of the date hereof, other than the Company Operating Agreement, the Company is not party to any shareholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(c) As of the date hereof, the outstanding membership interests or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), nor any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any membership interests of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, membership interest appreciation rights, phantom membership interest ownership interests or similar rights in the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 3.06(c), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Subsidiaries’ members may vote. The Company’s Subsidiaries are not party to any equityholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(d) As of the date hereof, except as set forth on Schedule 3.06(d), the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding membership interests or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

3.07 Financial Statements.

(a) Attached as Schedule 3.07 are (i) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and as of December 31, 2018 and the unaudited consolidated statements of operations, changes in equity and cash flows of the Company and its Subsidiaries for the same period, and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2019 and the unaudited consolidated statements of operations, cash flows and changes in equity of the Company and its Subsidiaries as of June 30, 2019 (clauses (i) and (ii), together, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b) The Company maintains books and records accurately reflecting the assets and liabilities of the Company and its Subsidiaries in all material respects, and maintains adequate internal accounting controls that provide reasonable assurance in all material respects that (i) the Company maintains no off-the-book accounts; (ii) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of the Company’s and its Subsidiaries’ financial statements in accordance with sound accounting principles; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a timely basis.

3.08 Undisclosed Liabilities.

(a) Set forth on Schedule 3.08(a) is a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries, along with the principal, interest, maturity date, current amount due and applicable loan documents for all such Indebtedness. Except as provided in Schedule 3.08(a), none of the Indebtedness of the Company is now or has been at any point in default, and no Person has asserted a default or a claim that an event of default has occurred on any of the Indebtedness of the Company.

(b) There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary and usual course of the operation of the Business, (c) disclosed in the Schedules or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

3.09 Litigation and Proceedings. Except as set forth on Schedule 3.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.

3.10 Compliance with Laws.

(a) Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 3.19), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.13 and Section 3.15), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since September 16, 2017 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor its Subsidiaries have received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or its Subsidiaries at any time since September 16, 2017, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b) Since September 16, 2017, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries have been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries have received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction (except for unexpired registered copyrights and domain name registrations), and serial and application numbers (except for unexpired patents, copyrights and domain name registrations), of all unexpired patents, all unexpired registered copyrights, all unexpired registered trademarks, all unexpired domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or a Subsidiary (the “Registered Intellectual Property”). Except (i) as set forth in Schedule 3.11(a) or (ii) as provided in any Contract set forth in Schedule 3.12(a), either the Company or a Subsidiary of the Company is the sole and exclusive owner of all Registered Intellectual Property set forth in Schedule 3.11(a), free and clear of all Liens, other than Permitted Liens.

(b) Except (i) as set forth in Schedule 3.11(b) or (ii) as would not reasonably be expected to be material to the Business, as of the date hereof, no Proceedings are pending or, to the knowledge of the Company, threatened in writing (including unsolicited offers to license patents) against the Company or any Subsidiary by any third party claiming infringement, misappropriation or other violation, in the conduct of the Business, of Intellectual Property owned by such third party. Except (x) as set forth in Schedule 3.11(b) or (y) that would not reasonably be expected to be material to the Business, neither the Company nor any Subsidiary of the Company is a party to any pending Proceeding, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of its Intellectual Property. Except as set forth in Schedule 3.11(b), within the two (2) years preceding the date of this Agreement, to knowledge of the Company, the conduct of the Business has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Intellectual Property of the Company or any Subsidiary of the Company except for such infringements, misappropriations, dilutions, and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, the Company and/or its Subsidiaries, as the case may be, either own, have a valid license to use or otherwise have the lawful right to use, all of the Intellectual Property and Software used in the conduct of the Business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) PFHOF has granted the Company a limited, non-transferable, non-exclusive right and license to use the PFHOF Marks, as that term is defined in the PFHOF License Agreement, a copy of which has been provided to Acquiror.

3.12 Contracts; No Defaults.

(a) Schedule 3.12(a) contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 3.12(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i) any Contract with an employee or independent contractor of the Company or its Subsidiaries who resides primarily in the United States which, upon the consummation of the Transactions, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries;

(ii) each employment, severance, retention, change in control or other Contract (excluding customary form offer letters entered into in the ordinary and usual course of business) with any employee or other individual service provider of the Company or its Subsidiaries that provides for annual base cash compensation in excess of  $250,000;

(iii) each employee collective bargaining Contract;

(iv) any Contract pursuant to which the Company or its Subsidiaries licenses or acquires from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) click-wrap, shrink-wrap and off-the-shelf software licenses, and (B) any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $250,000 per year;

(v) any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi) any Contract under which the Company or its Subsidiaries have (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on their assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary and usual course of business), in each case of clauses (A), (B) and (C), in an amount in excess of  $250,000 of committed credit;

(vii) the principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since September 16, 2017, involving consideration in excess of $250,000 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(viii) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $250,000, in each case, other than sales or purchases in the ordinary and usual course of business consistent with past practices and sales of obsolete equipment;

(ix) any Contract not made in the ordinary and usual course of business and not disclosed pursuant to any other clause under this Section 3.12 and expected to result in revenue or require expenditures by the Company and/or its Subsidiaries in excess of  $250,000 in the calendar year ended December 31, 2018 or any subsequent calendar year;

(x) other than any employment agreement set forth on Schedule 3.13(a), any Contract between the Company or its Subsidiaries on the one hand, and any of the Company Members (or any Affiliate of such Company Member), on the other hand, that will not be terminated at or prior to the Closing without any cost or other liability to the Company or its Subsidiaries;

(xi) any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the Business taken as a whole;

(xii) any Contract relating to the purchase or sale of Real Property;

(xiii) any Contract (A) with a duration of more than one year, (B) involving the payment to or by the Company or more than $250,000 in the aggregate and (C) not terminable on sixty (60) days’ (or less) notice;

(xiv) any Contract with an Affiliate of the Company; and

(xv) any sponsorship Contract or similar Contract affecting the Company that provides a third party the right to place their name in the Company’s “Hall of Fame Experience” or on any other physical or digital property of the Company.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 3.12(a), whether or not set forth on Schedule 3.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since September 16, 2017, neither the Company nor its Subsidiaries has received any written, or to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since September 16, 2017 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

3.13 Company Benefit Plans.

(a) Schedule 3.13(a) sets forth a complete list of each material Company Benefit Plan, other than any Company Benefit Plan that is maintained outside of the United States or pursuant to Laws outside of the United States or in which employees or service providers of the Company or any of its Subsidiaries who reside primarily outside of the United States participate. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries have any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities. There are no Company Benefit Plans maintained outside of the United States.

(b) With respect to each Company Benefit Plan that is material to the Company and its Subsidiaries taken as a whole, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities since September 16, 2017.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Financial Statements.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e) Neither the Company nor any of its Subsidiaries sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of its Subsidiaries to pay money on account of any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f) Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any Tax, fine, Lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending, or, to the knowledge of the Company, threatened.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i) No amount or benefit that has been, or is reasonably expected to be, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code since January 1, 2009 or its inception (whichever is later), and all applicable regulations and notices issued thereunder.

(k) No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

3.14 Employment and Labor Matters.

(a) Schedule 3.14(a) sets forth a true, correct and complete list of all Persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive based compensation; and (vi) a description of any fringe benefits regularly provided to each such individual as of the date hereof that either cost five hundred dollars ($500) or more annually or that are not provided or made available to all employees. Except as set forth on Schedule 3.14(a), as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements), and there are no outstanding agreements, understandings or commitments of the Company with respect to any additional compensation, commissions or bonuses. Each independent contractor of the Company set forth on Schedule 3.14(a) (each, an “Independent Contractor” and collectively, the “Independent Contractors”) who has performed services for the Company while classified as an independent contractor has satisfied the requirements of applicable Laws to be so classified. The Company has fully and accurately reported such Independent Contractors’ compensation on IRS Forms 1099 or other applicable tax forms for independent contractors when required to do so. The Company has not received any written notice from any Governmental Authority disputing any classification in respect of the Independent Contractors.

(b) Except as set forth on Schedule 3.14(b), (i) neither the Company nor its Subsidiaries is, or has been since their inception, a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(c) Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any Unfair Labor Practice or received written notice of any Unfair Labor Practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since September 16, 2017, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(d) The Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(e) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(f) As of the date hereof, to the knowledge of the Company there are no current employees who directly report to the CEO of the Company or its Subsidiaries who intend, and none of the CEO of the Company or its Subsidiaries intends, to terminate his or her employment.

3.15 Taxes.

(a) All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the date of the most recent balance sheet included in the Financial Statements neither the Company nor any of its Subsidiaries have incurred any material Tax liability outside the ordinary and usual course of business.

(c) Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding.

(d) Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or Claim with respect to a material amount of Taxes, other than disputes or Claims that have since been resolved, and to the knowledge of the Company, no such Claims have been threatened. No written claim has been made and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any Claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending. No issues relating to Taxes of the Company or its Subsidiaries were raised in any completed audit that would reasonably be expected to result in a material amount of Taxes in a later taxable period.

(e) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) Except with respect to prepaid subscription revenues collected by the Company and its Subsidiaries in the ordinary and usual course of business, neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (F) to the knowledge of the Company, intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(j) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k) Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there is no fact or circumstance that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment.

(m) Each of the Company and its Subsidiaries is in compliance with applicable United States and foreign transfer pricing laws and regulations in all material respects.

(n) To the knowledge of the Company, there is no plan or intention to dissolve the Company or Acquiror for corporate law purposes, or to make an entity classification election for U.S. federal income tax purposes to treat the Company or Acquiror as a disregarded entity, following the Transactions.

3.16 Brokers’ Fees. Except as described on Schedule 3.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

3.17 Insurance. Schedule 3.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 3.17, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary and usual course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

3.18 Real Property; Assets.

(a) Schedule 3.18(a) sets forth a correct and complete list of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”) as of the date hereof and the address and parcel/lot number of such property. The Company and its Subsidiaries have good and valid fee simple title to each parcel of Owned Real Property free and clear of all Liens other than Permitted Liens. Except as disclosed on Schedule 3.18(a), there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein. The Company and its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as set forth on Schedule 3.18(a).

(b) Schedule 3.18(b) contains a true, correct and complete list of all Leased Real Property and the address of such Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”).

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover.

(d) No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured or waived. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or grant is still in effect. Except as set forth on Schedule 3.18(d), neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which security interest is still in effect. Except for the Permitted Liens and except as set forth on Schedule 3.18(d), there exist no Liens affecting the Real Property created by, through or under the Company or its Subsidiaries.

(e) With respect to each Real Estate Lease Document:

(i) since September 16, 2017 to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which amount has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii) neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) Except as set forth on Schedule 3.18(f), as of the date hereof, (i) there are no material pending or, to the knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Real Property, (ii) the Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Real Property, (iii) there has not been any fire or other casualty affecting any of the Real Property that has not been fully remedied or restored, and (iv) the Company and its Subsidiaries have not received any written notice of (A) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting any of the Real Property, or (B) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate any of the Real Property as currently operated.

(g) Except for Permitted Liens and licenses of Intellectual Property and Software, the Company and its Subsidiaries have good and valid title to the non-Real Property assets of the Company and its Subsidiaries.

3.19 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) the Company and its Subsidiaries are and, during the last two years, have been in compliance in all material respects with all Environmental Laws;

(ii) to the knowledge of the Company, there has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(iii) neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(iv) no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Laws.

(b) To the knowledge of the Company, there are no environmental conditions or circumstances with respect to any Real Property existing as of the date hereof that would give rise to any material Claim or other material liabilities, losses or expenditures under Environmental Laws. The Company has made available to Acquiror all material reports and related material documents in its possession or control concerning environmental conditions or that pertain to compliance with Environmental Laws at any real property currently or formerly owned or used by the Company or its Subsidiaries, including all Phase I Environmental Site Assessment reports.

3.20 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Financial Statements, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b) From June 30, 2019 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary and usual course of business consistent with past practices and (ii) have not taken any action that (A) would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

3.21 Affiliate Agreements. Except as provided in Schedule 3.21, neither any Affiliate of the Company nor any Company Member is indebted to the Company or any of its Subsidiaries, and neither any Affiliate of the Company nor any Company Member owns any asset used in, or necessary or material to, the Business. Except as provided in Schedule 3.21, to the knowledge of the Company, neither the Company nor its Subsidiaries, nor any officer, director or Affiliate of the Company or its Subsidiaries (nor any parent, sibling, child, grandchild, or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an economic interest), has, directly or indirectly: (a) a material interest in any Person that furnished or sold (or furnishes or sells), services or products that the Company or its Subsidiaries furnishes or sells (or proposes to furnish or sell); (b) a material interest in any Person that purchases from, or sells or furnishes to, the Company or its Subsidiaries any goods or services; (c) a beneficial interest in or is a party to any Contract or material transaction with the Company or its Subsidiaries or involving the Business; or (d) any cause of action or other Claim whatsoever against, or owes any amount to, the Company or its Subsidiaries in respect of the Business, except for claims for accrued salary, vacation pay and accrued benefits under the Company Profits Interest Plan in the ordinary course of business.

3.22 Permits. The Company and each of its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their businesses as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary and usual course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

3.23 Proxy Statement/Prospectus. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24 Bank Accounts; Powers of Attorney. Schedule 3.24 sets forth a true, correct and complete list of the names and addresses of all banks in which the Company and its Subsidiaries have depository bank accounts, safe deposit boxes or trusts, the account names and the account numbers of such accounts and the names of persons authorized to draw thereon or otherwise have access thereto. No Person holds a power of attorney to act on behalf of the Company or any of its Subsidiaries.

3.25 Privacy; Data Security.

(a) To the Company’s knowledge, the IT Systems are free from any material defect, bug, virus or corruptant and are adequate and sufficient (including with respect to working condition and capacity) for the conduct and operation of the Business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems of the Company or any Subsidiary of the Company.

(b) The Company and each of its Subsidiaries, for the past four (4) years, have complied in all material respects with (i) all applicable privacy policies of which they are aware after reasonable diligence, (ii) all Privacy Laws and applicable self-regulatory principles and guidelines, and (iii) all contractual commitments that the Company or such Subsidiary has entered into with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information or User Data. The Company and each of its Subsidiaries have provided reasonably accurate and complete disclosure with respect to their privacy policies and privacy and data security practices, including providing any type of notice and obtaining any type of consent required by Privacy Laws.

3.26 Uncompleted Attractions. Schedule 3.26 sets forth a list of all of the attractions of the Company that are currently under construction or in the active design and planning stage.

3.27 No Additional Representations and Warranties. Except as provided in this Article III and Article IV or any ancillary agreement, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, is authorized to make, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates, including in this Agreement or in any Exhibit or ancillary agreement.

Article IV
REPRESENTATIONS AND WARRANTIES
OF NEWCO

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Newco represents and warrants to Acquiror, as of the date hereof and at the Closing, as follows:

4.01 Organization and Entity Power. Newco is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full entity power and authority to enter into this Agreement and perform its obligations hereunder.

4.02 Due Authorization. Newco has all requisite entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements by Newco and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action, and no other company proceedings on the part of Newco is necessary to authorize the execution, delivery or performance of this Agreement or such ancillary agreements. Assuming that this Agreement is, and each such ancillary agreement will be, a valid and binding obligation of the other parties hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a valid and binding obligation of Newco, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.03 No Conflict. The execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which Newco is a party by Newco and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, Newco’s organizational documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Newco, or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Newco is a party or by which Newco’s assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Newco, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Newco to enter into and perform its obligations under this Agreement and each ancillary agreement to this Agreement to which Newco is a party and to consummate the transactions contemplated hereby and thereby.

4.04 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Newco with respect to the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Newco to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof and (c) as otherwise disclosed on Schedule 4.04.

4.05 Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against Newco, or otherwise affecting Newco, that (x) could reasonably be expected to adversely affect the ability of Newco to consummate the transactions contemplated by this Agreement or (y) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. Newco is not subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

4.06 Capitalization.

(a) As of the date hereof, the authorized membership unit capital of Newco consists of one thousand (1,000) membership units. All membership units of Newco are issued and outstanding and beneficially owned by the entities set forth on Schedule 4.06(a), and no additional equity interests or securities have been authorized, issued or are outstanding. All of such issued and outstanding membership units (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the transactions contemplated hereby, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of Newco, nor any other Contracts to which Newco is a party or by which Newco is bound obligating Newco to issue or sell any membership units of, other equity interests in or debt securities of, Newco, and (B) no equity equivalents, membership unit appreciation rights, phantom membership unit ownership interests or similar rights in Newco. There are no outstanding contractual obligations of Newco to repurchase, redeem or otherwise acquire any securities or equity interests of Newco. There are no outstanding bonds, debentures, notes or other indebtedness of Newco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Newco’s members may vote. Except for this Agreement and the Transactions, Newco is not a party to any equityholders agreement, voting agreement or registration rights agreement relating to the membership units or any other equity interests of Newco.

4.07 Business Activities.

(a) Except as set forth in Newco’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Newco or to which Newco is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Newco or any acquisition of property by Newco or the conduct of business by Newco as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Newco to enter into and perform its obligations under this Agreement.

(b) Newco does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Newco was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in order to effect the Transactions contemplated by this Agreement. Newco has no, and at all times prior to the Effective Time, except as contemplated by this Agreement or the ancillary agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

4.08 Proxy Statement/Prospectus. None of the information relating to Newco or its Affiliates (excluding the Company and its Subsidiaries) supplied by Newco, or by any other Person acting on behalf of Newco, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.09 Brokers’ Fees. Except as described on Schedule 4.09, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Newco or any of its Affiliates (excluding the Company and its Subsidiaries) for which Newco, the Company or any of their respective Subsidiaries has any obligation.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, HOLDINGS AND MERGER SUBS

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof  (excluding (x) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.04 (Litigation and Proceedings); Section 5.06 (Financial Ability; Trust Account); Section 5.12 (Tax Matters); and Section 5.13 (Capitalization)), Acquiror represents and warrants to the Company, as of the date hereof and at the Closing, as follows:

5.01 Corporate Organization. Acquiror is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Acquiror Organizational Documents previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the Acquiror Organizational Documents. Acquiror is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into this Agreement or consummate the transactions contemplated hereby.

5.02 Due Authorization.

(a) Acquiror has all requisite corporate or entity power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the board of directors of Acquiror and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of Acquiror is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by Acquiror and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

(c) At a meeting duly called and held on September 3, 2019, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the transactions contemplated by this Agreement.

5.03 No Conflict. The execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which Acquiror is a party by Acquiror and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of Acquiror’s assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement and each ancillary agreement to this Agreement to which Acquiror is a party.

5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

5.05 Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, the Company or Merger Subs with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, Securities Laws and Nasdaq.

5.06 Financial Ability; Trust Account.

(a) As of September 3, 2019, there was approximately $115,703,000.00 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 24, 2018, as amended by Amendment No. 1 dated July 26, 2019, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released or invested except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus dated January 24, 2018. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To the knowledge of Acquiror, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Acquiror Stockholder.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company and Newco contained herein and the compliance by the Company and Newco with their respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account (less distributions for taxes or in connection with the redemption of any shares of Acquiror Common Stock in connection with the Offer) will not be available to Acquiror on the Closing Date.

(c) As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness, except (i) as permitted by the Company or (ii) as set forth in Schedule 5.06(c)(ii).

5.07 Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 24, 2018 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of Acquiror’s operations and cash flows for the respective periods then ended.

(b) Except as permitted by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports under the Exchange Act.

(c) Acquiror has established and maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of Acquiror, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d) Except as disclosed in the SEC Reports, there are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of  (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror to enter into and perform its obligations under this Agreement.

(b) Acquiror does not own or have a contractual right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) or as set forth on Schedule 5.09(c), Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of  $10,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.03) and Contracts set forth on Schedule 5.09(c)).

(d) There is no liability, debt or obligation against Acquiror, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the six months ended June 30, 2019 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the six months ended June 30, 2019 in the ordinary and usual course of the operation of business of the Acquiror (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror, taken as a whole), (iii) disclosed in the financial statements included in the SEC Reports or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.

5.10 Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to Acquiror’s stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or authorized on behalf of the Company or Newco specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

5.11 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and its Affiliates and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates (including Newco), nor any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives, is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III or by Newco in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or Newco, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article III or Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III or Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.12 Tax Matters.

(a) All material Tax Returns required by Law to be filed by Acquiror have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by Acquiror have been paid.

(c) There are no material Tax deficiencies outstanding, proposed or assessed against Acquiror, nor has Acquiror executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d) To the knowledge of Acquiror, no material audit or other examination of any Tax Return of Acquiror by any Tax authority is presently in progress, nor has Acquiror been notified in writing of any request for such an audit or other examination. No written claim has been made and, to the knowledge of Acquiror, no oral claim has been made, by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that Acquiror is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(e) Acquiror has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Acquiror does not have any liability for the Taxes of any Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor or (iii) by contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(g) Acquiror has not taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment. To the knowledge of Acquiror there is no fact or circumstance that could reasonably be expected to prevent the Mergers and/or the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans from qualifying for the Intended Tax Treatment.

5.13 Capitalization.

(a) Subject to any redemptions by Redeeming Acquiror Stockholders that may occur in connection with the Transactions, the authorized capital stock of Acquiror consists of  (i) 5,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 40,000,000 shares of Acquiror Class A Common Stock and 5,000,000 shares of Acquiror Class F Common Stock of which (A) 11,053,539 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and 3,125,000 shares of Acquiror Class F Common Stock are issued and outstanding as of the date of this Agreement and (B) 17,400,000 Acquiror Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock, shares of Acquiror Class F Common Stock and Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsor.

(b) Except for the Acquiror Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports or as set forth in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person (except for Holdings) and, except as set forth in the Acquiror Organizational Documents, Acquiror does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c) Subject to such changes as may be reasonably required to effect and consummate the Transactions, the authorized capital stock of Holdings consists of 1,000 shares of Holdings Common Stock, of which 1,000 shares of Holdings Common Stock are issued and outstanding as of the date of this Agreement. As of the Effective Time, all of the issued and outstanding shares of Holdings Common Stock and Holdings Warrants (i) will have been duly authorized and will be validly issued, fully paid and nonassessable, (ii) will have been issued in compliance in all material respects with applicable Law, (iii) will not have been issued in breach or violation of any preemptive rights or Contract, and (iv) will be fully vested and will not otherwise be subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(d) As of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Holdings Common Stock or other equity interests of Holdings, or any other Contracts (other than this Agreement) to which Holdings is a party or by which Holdings is bound obligating Holdings to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Holdings, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Holdings. There are no outstanding bonds, debentures, notes or other indebtedness of Holdings having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Holdings’ stockholders may vote. Holdings is not a party to any shareholders agreement, voting agreement (other than the Director Nominating Agreement) or registration rights agreement relating to Holdings Common Stock or any other equity interests of Holdings. Prior to the Closing, Holdings does not own any capital stock or any other equity interests in any other Person (other than Acquiror Merger Sub and Company Merger Sub), and Holdings does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.14 Nasdaq Stock Market Quotation.

(a) The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GPAQ”. The issued and outstanding Acquiror Warrants, except for the Private Placement Warrants, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GPAQW”. Acquiror is in compliance with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock, Acquiror Class F Common Stock or Acquiror Warrants or terminate the listing of Acquiror Common Stock, Acquiror Class F Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock, Acquiror Class F Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

(b) None of Acquiror, Holdings, or their Affiliates has taken any action in an attempt to prevent the registration of the Holdings Common Stock or Holdings Warrants under the Exchange Act.

Article VI
COVENANTS OF THE COMPANY

6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate their respective businesses in the ordinary and usual course consistent with past practice and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), or as required by Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a) change or amend the certificates of formation, operating agreements or other organizational documents of the Company or its Subsidiaries, other than as expressly contemplated hereby;

(b) (i) make, declare or pay any dividend or distribution to the Company Members in their capacities as Company Members, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) other than in connection with any conversion of the Company Convertible Notes and New Company Convertible Notes, except as described on Schedule 6.01(b), authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional Company Membership Interests, any other equity security of the Company or securities convertible into or exchangeable for Company Membership Interests or any other equity interests of the Company, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of Company Membership Interests or any other equity interests of the Company, or split, combine or reclassify any Company Membership Interests or any other equity interests of the Company, or (iv) except pursuant to the Company Profits Interest Plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Membership Interests or any other equity interests of the Company;

(c) Enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 3.12(a), any lease related to the Leased Real Property or any material agreement related to Owned Real Property to which the Company or its Subsidiaries is a party or by which it is bound, other than in the ordinary and usual course, consistent with past practice;

(d) sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets or properties that are material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) Permitted Liens or (B) the expiration of Registered Intellectual Property that has been issued or registered (and not merely applied for) in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the exercise of the Company’s or its Subsidiary’s business judgment as to the costs and benefits of maintaining the item;

(e) except as otherwise required pursuant to existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, or as required by Law, (i) grant any material increase in compensation, benefits or severance to any employee of the Company or its Subsidiaries (other than awards under the Company Profits Interest Plan), except in the ordinary and usual course of business consistent with past practice for any employee of the Company with an annual base compensation salary less than $250,000 or for ordinary and usual course annual salary increases for employees generally that do not exceed, in the aggregate, 4% of the aggregate salary paid by the Company and its Subsidiaries in calendar year 2018, (ii) except in the ordinary and usual course of business, adopt, enter into or materially amend any Company Benefit Plan (other than the Company Profits Interest Plan and awards thereunder), (iii) grant or provide any severance or termination payments or benefits to any employee of the Company or its Subsidiaries, except in connection with the promotion, hiring (to the extent permitted by clause (iv) of this paragraph) or termination of any employee in the ordinary and usual course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with an annual base salary of less than $250,000 in the ordinary and usual course of business consistent with past practice;

(f) (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the transactions contemplated by this Agreement);

(g) make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $250,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, which budget has previously been made available to Acquiror;

(h) make any loans or advances to any third party, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary and usual course of business consistent with past practice;

(i) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company and its Affiliates (including Newco and the other Subsidiaries of the Company) in a manner that will disproportionately affect Holdings’ stockholders (as compared to Company Members) after the Closing;

(j) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k) enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(l) enter into, renew or amend in any material respect any agreement with an Affiliate of the Company, other than as required or expressly permitted by this Agreement;

(m) waive, release, compromise, settle or satisfy any pending or threatened material Claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary and usual course of business or that otherwise do not exceed $250,000 in the aggregate (net of insurance recoveries);

(n) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(o) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by a change in GAAP;

(p) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy (and the Company and its Subsidiaries shall continue to maintain insurance coverage in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties); or

(q) enter into any agreement to do any action prohibited under this Section 6.01.

6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, which information may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries to the extent such information is in the possession of the Company or its Subsidiaries, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives hereunder shall be kept strictly confidential by them, except to the extent (i) otherwise required by law or (ii) furnished to Acquiror or authorized for inclusion, by or on behalf of the Company or its Subsidiaries, in the Form S-4 or the Proxy Statement/Prospectus.

6.03 HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than October 16, 2019, with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit Acquiror’s counsel an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.04 Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts (a) listed on Schedule 6.04(a) to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing; and (b) listed on Schedule 6.04(b) to be expressly assumed by the Company.

6.05 No Acquiror Common Stock Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, none of the Company, any of its Subsidiaries or controlling Affiliates, or Newco, directly or indirectly, shall engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror. The Company shall use commercially reasonable efforts to require each of its Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

6.06 No Claim Against the Trust Account. Each of the Company and Newco acknowledges that it has read Acquiror’s final prospectus, dated January 24, 2018 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. Each of the Company and Newco further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by October 31, 2019 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, each of the Company and Newco (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.06 shall survive the termination of this Agreement for any reason.

6.07 Proxy Solicitation; Other Actions.

(a) The Company agrees to use commercially reasonable efforts to provide Acquiror, no later than October 11, 2019, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and December 31, 2017, and unaudited interim statements for the most recent quarter preceding the date of the filing of the Proxy Statement/Prospectus, in each case, prepared in accordance with GAAP and Regulation S-X. The Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement/Prospectus and (ii) responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement/Prospectus is mailed to Acquiror’s stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.08 Contribution of Assets and Liabilities to Newco. Prior to the Closing Date, the Company will contribute all of its assets, liabilities and obligations to Newco pursuant to a Contribution Agreement in customary form to be reasonably agreed upon between the Company and Acquiror (the “Contribution Agreement”).

6.09 Acknowledgment of Capital Raising Activities. The Company acknowledges that Acquiror (with the assistance of the Sponsor) may elect to raise capital through a PIPE Transaction or a “Qualified Opportunity Zone” investment opportunity. The Company shall use reasonable efforts to make all executives, personnel and information available to Acquiror or the Sponsor, as applicable, as are reasonably requested by Acquiror or the Sponsor, as applicable, for Acquiror’s or the Sponsor’s, as applicable, marketing of, and engagement in, such capital raising activities.

6.10 Media License Agreement. On or before September 30, 2019, the Board of Directors of the Company shall have approved the entry into a Media License Agreement between the Company, Newco and PFHOF, on terms reasonably acceptable to Acquiror, and the Company shall have delivered to Acquiror a fully executed copy of such Media License Agreement.

6.11 Amended and Restated PFHOF License Agreement. On or before September 30, 2019, the Board of Directors of the Company shall have approved the entry into an Amended and Restated PFHOF License Agreement between the Company, Newco and PFHOF (the “Amended and Restated PFHOF License Agreement”), on terms reasonably acceptable to Acquiror, and the Company shall have delivered to Acquiror a fully executed copy of such Amended and Restated PFHOF License Agreement.

Article VII
COVENANTS OF ACQUIROR, HOLDINGS AND MERGER SUBS

7.01 HSR Act and Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly, but in no event later than October 16, 2019, with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b) Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person or any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d) Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit the Company’s counsel an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Acquiror shall pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.02 Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror and Holdings agree that they shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries and Acquiror against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, the Company’s Subsidiaries, Holdings or Acquiror, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror and Holdings shall (i) maintain for a period of not less than six years from the Effective Time provisions in their respective certificates of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror and Holdings shall assume, and be liable for, each of the covenants in this Section 7.02.

(b) For a period of six years from the Effective Time, Acquiror and Holdings shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) for liability prior to the date hereof, on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or Holdings be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company and its Subsidiaries for such insurance policy for the year ended December 31, 2018; provided, however, that (i) Acquiror and Holdings may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms no less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, Holdings and all successors and assigns of Acquiror and Holdings. In the event that Acquiror or Holdings or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror or Holdings, as the case may be, shall ensure that proper provision shall be made so that the successors and assigns of Acquiror, or Holdings, as the case may be, shall succeed to the obligations set forth in this Section 7.02.

7.03 Conduct of Acquiror and Holdings During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.03 or as contemplated by this Agreement (including any changes relating to the capitalization of Holdings as may reasonably be required to effect and consummate the Transactions) or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (vii) and (viii) below, as to which the Company’s consent may be granted or withheld in its sole discretion), Acquiror and Holdings shall not:

(i) change, modify or amend the Trust Agreement or the Acquiror Organizational Documents or Holdings’ organizational documents;

(ii) (ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Holdings; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Holdings; or (C) other than in connection with the Offer or as otherwise required by the Acquiror Organizational Documents or Holdings’ organizational documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Holdings;

(iii) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax sharing or similar agreement, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Company, Holdings or their respective Affiliates and Subsidiaries after the Closing or would have the effect of materially increasing a Tax liability or materially decreasing any present or future Tax asset of the Company with respect to a pre-Closing taxable period;

(iv) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Holdings (including, for the avoidance of doubt, (x) the Sponsor or anyone related by blood, marriage or adoption to the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, except as specifically set forth on Schedule 5.06(c)(ii); or

(viii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Holdings or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b) During the Interim Period, Acquiror and Holdings shall comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, Holdings’ organizational documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or Holdings may be a party.

7.04 Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of Acquiror Common Stock by Redeeming Acquiror Stockholders; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 2.22; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Acquiror.

7.05 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror by third parties, which information may be in Acquiror’s possession from time to time, and except for any information which in the opinion of Acquiror’s legal counsel would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror and Holdings shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror, to the extent that such information is in the possession of Acquiror, as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives hereunder shall be kept strictly confidential by them.

7.06 Holdings Nasdaq Listing. From the date hereof through the Closing, Acquiror and Holdings shall use reasonable best efforts to ensure that shares of Holdings Common Stock and Holdings Warrants will be, at Closing, listed for trading on Nasdaq.

7.07 Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.08 Equity Compensation Plan. Holdings shall create an equity incentive compensation plan setting aside at least three percent (3%) of the fully-diluted outstanding Holdings Common Stock immediately after closing for issuance to management and other key personnel (including PFHOF personnel), as determined by the board of directors of Holdings post-Closing as constituted pursuant to Section 2.06.

Article VIII
JOINT COVENANTS

8.01 Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and the Company shall cause its Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Newco, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions.

8.02 Preparation of Form S-4 & Proxy Statement; Special Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, Acquiror, Holdings and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror and Holdings, promptly following the Company’s production of financial statements pursuant to Section 6.07(a), shall file with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting.

(b) Each of Acquiror, Holdings and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement/Prospectus filed in response thereto. If Acquiror, Holdings or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror, Holdings and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock and Acquiror Class F Common Stock pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Acquiror or Holdings receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Acquiror, Holdings and the Company shall use reasonable best efforts to cause the Form S-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) the adoption and approval of this Agreement, (ii) the approval of the Mergers and (iii) approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s stockholders at the Special Meeting.

(d) Acquiror, Holdings and the Company shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror’s stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Common Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Special Meeting, provided that the Special Meeting (x) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three Business Days prior to the Termination Date.

8.03 Exclusivity.

(a) Except as set forth on Schedule 8.03(a), during the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any purchase of any of the Company Membership Interests or other equity securities of the Company or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of the Company Membership Interests or other equity securities of the Company by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary and usual course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”). Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances. Except as set forth on Schedule 8.03(a), the Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, the Company Members and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”), other than with the Company, the Company Members and their respective Affiliates and Representatives. Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

8.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns.

(b) Tax Treatment. Acquiror, Holdings, Newco and the Company intend that the Mergers and the conversion of the Company Convertible Notes, the New Company Convertible Notes, the ACC Funded Debt Commitments, the IRG, LLC Funded Debt Commitments, the New ACC Funded Debt and the Sponsor Loans shall, collectively, constitute a transaction that qualifies under Section 351 of the Code, and each shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify. Each of the Parties agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c) The Parties hereto shall use commercially reasonable efforts to cooperate in connection with fulfilling Tax reporting requirements under Treasury Regulations Section 1.351-3.

8.05 Confidentiality; Publicity.

None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 8.05, each party hereto and its Affiliates may make announcements regarding this Agreement and the transactions contemplated hereby to their respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that subject to Section 6.02 and this Section 8.05, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

Article IX
CONDITIONS TO OBLIGATIONS

9.01 Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d) Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(f) Nasdaq Listing. Shares of Holdings Common Stock and Holdings Warrants shall have been approved for listing on Nasdaq.

9.02 Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in the first sentence of Section 3.01(a) (Corporate Organization of the Company), Section 3.02 (Subsidiaries), Section 3.03 (Due Authorization), Section 3.06 (Current Capitalization) and Section 3.16 (Brokers’ Fees) and (B) of Newco contained in Section 4.01 (Organization and Entity Power), Section 4.02 (Due Authorization), Section 4.06 (Capitalization) and Section 4.09 (Brokers’ Fees) (clauses (A) and (B) together, the “Company Specified Representations”), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of the Company contained in Section 3.20(a) (Absence of Changes) shall be true and correct in all respects as of the Closing Date.

(iii) Each of the representations and warranties of the Company and Newco contained in this Agreement (other than the Company Specified Representations and the representations and warranties of the Company contained in Section 3.20(a)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Company and Newco to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b), Section 9.02(e) and Section 9.02(f) have been fulfilled.

(d) Closing Certificate. At the Closing, the Company shall deliver or cause to be delivered to Acquiror a certificate of the secretary or other officer of the Company and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Acquiror as to (A) no amendments to the organizational documents of the Company or any of its Subsidiaries, except for those amendments set forth on Schedule 6.01(a), and (B) the actions taken by the board of directors or managers of the Company and its Subsidiaries to authorize this Agreement and each ancillary agreement to which the Company or its Subsidiaries may be party or subject, and the other transactions contemplated thereby, copies of which actions shall be attached to such certificate.

(e) No Material Adverse Effect. No event shall have occurred between the execution of this Agreement and the Closing Date that has had a Material Adverse Effect.

(f) Employment Agreement. Acquiror shall have received, in form and substance reasonably satisfactory to Acquiror, a newly executed employment agreement from Michael Crawford, providing for Michael Crawford to be the CEO of Holdings upon the Closing. Acquiror shall have received, in form and substance reasonably satisfactory to Acquiror, evidence of the termination, without liability or obligation to the Company, of all employment agreements between the Company or any Subsidiaries of the Company and any employees of the Company or any Subsidiaries of the Company (other than the newly executed employment agreement with Michael Crawford).

(g) Releases. Acquiror shall have received an executed release from each Company Member, from PFHOF, and from Hall of Fame Village, Inc., an Ohio corporation, in the form attached hereto as Exhibit C (the “Release Agreement”).

(h) Director Nominating Agreement. The Company shall deliver or cause to be delivered to Acquiror duly executed counterparts of the Director Nominating Agreement signed by the Company and PFHOF.

9.03 Additional Conditions to the Obligations of the Company and Newco. The obligation of the Company and Newco to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Acquiror, Holdings and the Merger Subs contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.07 (Brokers’ Fees), and Section 5.13 (Capitalization) the (“Acquiror Specified Representations”), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) Each of the representations and warranties of Acquiror, Holdings and the Merger Subs contained in this Agreement (other than the Acquiror Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Acquiror, on Holdings, or on the ability of Acquiror and Holdings to consummate the transactions contemplated hereby in accordance with the terms hereof.

(b) Agreements and Covenants. Each of the covenants of Acquiror and Holdings to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) Officer’s Certificate. Acquiror and Holdings shall have delivered to the Company a certificate signed by an officer of Acquiror or Holdings, as the case may be, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Closing Certificate. At the Closing, Acquiror shall deliver or cause to be delivered to Company a certificate of the secretary or other officer of Acquiror and each of its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Company as to (A) no amendments to the organizational documents of Acquiror, Holdings or either Merger Sub, (B) the actions taken by the board of directors or managers of Acquiror, Holdings and the Merger Subs to authorize this Agreement and each ancillary agreement to which Acquiror, Holdings or the Merger Subs may be party or subject, and the other transactions contemplated thereby, and (C) Acquiror Stockholder Approval, copies of which actions shall be attached to such certificate.

(e) Director Nominating Agreement. Holdings shall deliver or cause to be delivered to the Company duly executed counterparts of the Director Nominating Agreement signed by Holdings and the Sponsor.

Article X
TERMINATION/EFFECTIVENESS

10.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) prior to the Closing, by written notice to the Company from Acquiror if  (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or Newco set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or Newco through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company or Newco continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before December 16, 2019 (the “Termination Date”), (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, (iv) there is a breach of the covenant in Section 6.10 or Section 6.11, (v) all financial statements described in Section 6.07(a) are not provided to Acquiror on or before October 22, 2019, or (vi) all conditions in Section 9.02 have been satisfied or are capable of being satisfied were the closing to occur as of the date of such notice, except for the condition specified in Section 9.02(e) (which would not be so satisfied); provided, that the right to terminate this Agreement under clauses (ii) or (iii) shall not be available if Acquiror’s or Holdings’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to Acquiror from the Company if  (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise its commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under clauses (ii) or (iii) shall not be available if the Company’s or Newco’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from either the Company or Acquiror to the other if the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the Special Meeting).

10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party hereto for any intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions of Sections 6.06, 8.05, 10.02, 11.02, 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.12, 11.14 and 11.16 (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

11.01 Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, Holdings or either Merger Sub, prior to the Closing, to:

Gordon Pointe Acquisition Corp
90 Beta Drive
Pittsburgh, PA 15238
Attn: Douglas L. Hein, CFO

Email: dhein@gordonpointe.com

with copies to:

Fox Rothschild LLP
2000 Market St., 20th Floor
Philadelphia PA 19103
Attn: Stephen M. Cohen

E-mail: smcohen@foxrothschild.com

and

Pillsbury Winthrop Shaw Pittman
31 West 52nd Street
New York, NY 10019
Attn: Jarrod D. Murphy

E-mail: jarrod.murphy@pillsburylaw.com

(b)	If to the Company or Newco, to:

HOF Village, LLC

1826 Clearview Ave NW

Canton, OH 44708

Attn: Michael Crawford, CEO

E-mail: michael.crawford@hofvillage.com

with a copy to:

Hunton Andrews Kurth LLP

2200 Pennsylvania Ave NW

Washington, DC 20037

Attn: J. Steven Patterson

E-mail: spatterson@huntonak.com

or to such other address or addresses as the Parties may from time to time designate in writing.

11.03 Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, that the Company and/or Newco may assign this Agreement and their rights to hereunder without the prior written consent of Acquiror to any of the financing sources of the Company and/or Newco that are identified in Schedule 8.03(a), to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14, 11.15 and 11.16.

11.05 Expenses. Except as otherwise provided herein (including Section 2.22, Section 7.01(e), Section 8.04(a) and Section 10.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby if such transactions are not consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any Section or Schedule of this Agreement shall be deemed to be a disclosure with respect to all other Sections or Schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement or any related ancillary documents.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the members or stockholders of any of the Parties shall not restrict the ability of the board of directors, the executive committee, or the managing member of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except for the named Parties to this Agreement (and then only to the extent of the specific obligations undertaken by each named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any Party under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all of the foregoing shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

11.16 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Affiliates) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Newco Representations constitute the sole and exclusive representations and warranties of Newco in connection with the transactions contemplated hereby; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror in connection with the transactions contemplated hereby; (v) except for the Company Representations by the Company, the Newco Representations by Newco and the Acquiror Representations by Acquiror, none of the Parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party hereto (or any Party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including those (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party hereto (or any Party’s Affiliates), and (y) relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party hereto (or its Affiliates), or the quality, quantity or condition of any Party’s or its Affiliates’ assets) are specifically and expressly disclaimed by all Parties hereto and their respective Affiliates and all other Persons (including the Representatives and Affiliates of any Party hereto or its Subsidiaries); and (vi) each Party hereto and its Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Newco Representations by Newco and the Acquiror Representations by Acquiror.

(b) Subject to the Release Agreement, effective upon Closing, each of the Parties hereto waives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other Party hereto or its Subsidiaries relating to the operation of any Party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise, except as expressly set forth in this Agreement. Each Party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.16. Notwithstanding anything herein to the contrary, nothing in this Section 11.16(b) (i) shall preclude any Party from seeking any remedy for actual and intentional fraud by a Party hereto solely and exclusively with respect to the making of any representation or warranty by a Party in Article III, Article IV or Article V (as applicable), or (ii) shall be construed as a waiver of, or shall restrict or limit any Person’s rights with respect to, any Retained Claims (as such term is defined in the Release Agreement). Each Party hereto shall have the right to enforce this Section 11.16 on behalf of any Person that would be benefitted or protected by this Section 11.16 if they were a Party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party hereto may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including the Director Nominating Agreement and the Release Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date hereof.

GORDON POINTE ACQUISITION CORP

By:
Name:	James J. Dolan
Title:	Chairman & CEO

GPAQ ACQUISITION HOLDINGS, INC.

By:
Name:	James J. Dolan
Title:	Chairman & CEO

GPAQ ACQUIROR MERGER SUB, INC.

By:
Name:	Douglas L. Hein
Title:	Chief Financial Officer

GPAQ COMPANY MERGER SUB, LLC

By:
Name:	Douglas L. Hein
Title:	Chief Financial Officer

[Signature Page to Merger Agreement]

HOF VILLAGE, LLC

By:
Name:	Michael Crawford
Title:	Chief Executive Officer

HOF VILLAGE NEWCO, LLC

By:	HOF Village, LLC, its Sole Member

By:
Name:	Michael Crawford
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]